Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated October 2, 2018

Relating to Preliminary Prospectus dated September 24, 2018

Registration No. 333-227191

Elastic N.V.1

Update and Supplement to Preliminary Prospectus

Dated September 24, 2018

This free writing prospectus relates to the initial public offering of ordinary shares of Elastic N.V. (“Elastic”) and updates and supplements the preliminary prospectus dated September 24, 2018 (the “Initial Preliminary Prospectus”) that was included in Amendment No. 1 to the Registration Statement on Form S-1 relating to this offering of ordinary shares of Elastic. On October 2, 2018, Elastic filed Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of ordinary shares of Elastic (“Amendment No. 2”), which Amendment No. 2 includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No. 2, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1707753/000119312518290207/d588632ds1a.htm

The Updated Preliminary Prospectus reflects (i) an increase in the estimated initial public offering price per share of ordinary shares of Elastic from between $26.00 and $29.00 per share to between $33.00 and $35.00 per share (the “Price Range Increase”), and (ii) changes related to the Price Range Increase. Please refer to the link above to Amendment No. 2 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Elastic has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus in that registration statement and other documents Elastic has filed with the SEC for more complete information about Elastic and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or

[1]

Immediately prior to the completion of this offering, Elastic intends to change its corporate form from a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) into a Dutch public limited company (naamloze vennootschap) and change its corporate name from Elastic B.V. to Elastic N.V.

by telephone at (866) 471-2526, or by email prospectus-ny@ny.email.gs.com; from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866-803-9204 or by email at prospectus-eq_fi@jpmorganchase.com; from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at Barclaysprospectus@broadridge.com, or by telephone at (888) 603-5847; or from RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, or by telephone at (877) 822-4089 or by email at equityprospectus@rbccm.com.